CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Trigger Performance Leveraged Upside SecuritiesSM due 2016	$4,999,000	$580.88

April 2015 Pricing Supplement No. 258 Registration Statement No. 333-200365 Dated April 30, 2015 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying commodity index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity index, subject to the maximum payment at maturity.  If the underlying commodity index has depreciated in value, but the final index value is greater than or equal to the trigger level, the Trigger PLUS will redeem for par.  However, if the underlying commodity index has depreciated in value so that the final index value is less than the trigger level, investors will lose 1% for every 1% decline in the value of the underlying commodity index over the term of the Trigger PLUS.  Under these circumstances, the payment at maturity will be less than 85% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.  The Trigger PLUS are for investors who seek exposure to the performance of crude oil, as measured by the underlying commodity index, and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies to a limited range of performance of the underlying commodity index, and the limited protection against loss that only applies if the final index value is greater than or equal to the trigger level.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		June 3, 2016
Underlying commodity index:		S&P GSCI™ Crude Oil Index - Excess Return
Aggregate principal amount:		$4,999,000
Payment at maturity:
•   If the final index value is greater than the initial index value:
$1,000 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•   If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$1,000
•   If the final index value is less than the trigger level:
$1,000 x the index performance factor
Under these circumstances, this amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 15%, and possibly all, of your investment.

Leveraged upside payment:		$1,000 x leverage factor x index percent increase
Leverage factor:		141%
Maximum payment at maturity:		$1,200 per Trigger PLUS (120% of the stated principal amount)
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		297.3421, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:		The official settlement price of the underlying commodity index on the valuation date
Valuation date:		May 31, 2016, subject to adjustment for non-index business days and certain market disruption events
Trigger level:		252.740785, which is 85% of the initial index value
Index performance factor:		final index value / initial index value
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS
Pricing date:		April 30, 2015
Original issue date:		May 5, 2015 (3 business days after the pricing date)
CUSIP:		61762GDT8
ISIN:		US61762GDT85
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$960.10 per Trigger PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(2)	Proceeds to issuer(3)
Per Trigger PLUS	$1,000	$17.50(1)
		$5.00(2)	$977.50
Total	$4,999,000	$112,477.50	$4,886,522.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.
(3)	See “Use of proceeds and hedging” on page 16.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Prospectus Supplement for PLUS dated November 19, 2014	Prospectus dated November 19, 2014

Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return due June 3, 2016 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying commodity index that enhances returns for any positive performance of the underlying commodity index, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying commodity index in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying commodity index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪
To provide limited protection against a loss of principal in the event of a decline of the underlying commodity index as of the valuation date, but only if the final index value is greater than or equal to the trigger level

Maturity:	Approximately 13 months
Leverage factor:	141%
Trigger level:	85% of the initial index value
Maximum payment at maturity:	$1,200 per Trigger PLUS (120% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date is less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date is $960.10.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying commodity index.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to a limited range of positive performance of the underlying commodity index while providing limited protection against negative performance of the underlying commodity index.  In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature, and forgo returns above the maximum payment at maturity of $1,200 per Trigger PLUS.  At maturity, an investor will receive an amount in cash based upon the value of the underlying commodity index on the valuation date, subject to the maximum payment at maturity. The Trigger PLUS are unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley. Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns within a limited range of positive performance relative to a direct investment in the underlying commodity index.
Trigger Feature
At maturity, even if the underlying commodity index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario
The underlying commodity index increases in value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 141% of the index percent increase, subject to the maximum payment at maturity of $1,200 per PLUS (120% of the stated principal amount).  For example, if the final index value is 10% greater than the initial share price, the PLUS will provide a total return of 14.10% at maturity

Par Scenario
The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level.  In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying commodity index has depreciated.

Downside Scenario
The final index value is less than the trigger level.  In this case, the Trigger PLUS redeem for at least 15% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying commodity index over the term of the Trigger PLUS.  For example, if the underlying commodity index decreases in value by 70%, the Trigger PLUS will redeem for $300, or 30% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	141%
Maximum payment at maturity:	$1,200 per PLUS (120% of stated principal amount)
Trigger level:	85% of the initial index value

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 141% of the appreciation of the underlying commodity index over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final index value of approximately 114.18% of the initial index value.

▪	If the underlying commodity index appreciates 5%, the investor would receive a 7.05% return, or $1,070.50 per Trigger PLUS.

▪	If the underlying commodity index appreciates 20%, the investor would receive only the maximum payment at maturity of $1,200 per PLUS, or 120% of the stated principal amount.

▪
Par Scenario.  If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per Trigger PLUS.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Downside Scenario.  If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity index.

▪	For example, if the underlying commodity index depreciates 70%, investors would lose 70% of their principal and receive only $300 per Trigger PLUS at maturity, or 30% of the stated principal amount.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity.  If the final index value is less than the trigger level (which is 85% of the initial index level), the payout at maturity will be an amount in cash that is at least 15% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlying commodity index.  There is no minimum payment at maturity on the Trigger PLUS.  Accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,200 per Trigger PLUS (120% of the stated principal amount).  Although the leverage factor provides 141% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 120% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 14.18% of the initial index value will not further increase the return on the Trigger PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value of the underlying commodity index at any time, the volatility (frequency and magnitude of changes in value) of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodity contracts that underlie the underlying commodity index, interest and yield rates in the market, the time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity index or commodities markets generally and which may affect the final index value of the underlying commodity index, and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The level of the underlying commodity index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you are able to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The amount payable on the Trigger PLUS is not linked to the value of the underlying commodity index at any time other than the valuation date.  The final index value will be the official settlement price of the underlying commodity index on the valuation date, subject to adjustment for non-index business days and certain market disruption events.  Even if the value of the underlying commodity index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying commodity index prior to such drop.  Although the actual value of the underlying commodity index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the value of the underlying commodity index on the valuation date.

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Trigger PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your Trigger PLUS in varying and potentially inconsistent ways.  As a result of these or other factors, the level of the underlying commodity index may be, and has recently been, volatile.  See “S&P GSCI™ Crude Oil Index - Excess Return Overview” below.

▪
The underlying commodity index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying commodity index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying commodity index continues to be composed exclusively of regulated futures contracts.  However, the underlying commodity index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
An investment in the Trigger PLUS will expose you to concentrated risks relating to crude oil.  The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER.  An investment in the Trigger PLUS may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

▪
Higher future prices of the index commodity relative to its current prices may adversely affect the value of the underlying commodity index and the value of the Trigger PLUS.  The S&P GSCITM–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery

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Trigger PLUS Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return Index due June 3, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the underlying commodity index, and, accordingly, the value of the Trigger PLUS.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the Trigger PLUS.

▪
Adjustments to the underlying commodity index could adversely affect the value of the Trigger PLUS.  The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the Trigger PLUS.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying commodity index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

▪
Legal and regulatory changes could adversely affect the return on and value of your Trigger PLUS.  Futures contracts and options on futures contracts, including those related to the index commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

general.  The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger

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PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial index value and the trigger level, will determine the final index value and will calculate the amount of cash you receive at maturity, if any.  Moreover, certain determinations made by MSCG in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying commodity index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date,” “—Alternate Exchange Calculation in case of an Event of Default,” “—Discontinuance of Any Underlying Commodity Index; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement.  In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the trigger level, which is the level at or above which the underlying commodity index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying commodity index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying prospectus supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Trigger PLUS if they were recharacterized as debt instruments.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax;

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and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P GSCI™ Crude Oil Index - Excess Return Overview

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-ER.  It represents only the crude oil component of the S&P GSCITM-ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC (“S&P”).  The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.  The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities.  The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange.  The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets.  The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index.  An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the underlying commodity index, are the designated crude oil futures contracts).

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P in calculating the S&P GSCI™.  See the information set forth under “—S&P GSCITM-ER” and “—S&P GSCI™” in the accompanying prospectus supplement.

Information as of market close on April 30, 2015:

Bloomberg Ticker Symbol:	SPGCCLP
Current Index Value:	297.3421
52 Weeks Ago:	525.5948
52 Week High (on 6/22/2014):	571.2074
52 Week Low (on 3/17/2015):	232.6960

The following graph sets forth the daily closing values of the underlying commodity index for the period from January 1, 2010 through April 30, 2015.  The related table presents the published high and low official settlement prices, as well as end-of-quarter official settlement prices, of the underlying commodity index for each quarter in the same period.  The official settlement price of the underlying commodity index on April 30, 2015 was 297.3421.  We obtained the official settlement prices and other information below from Bloomberg Financial Markets, without independent verification.  The underlying commodity index has at times experienced periods of high volatility. You should not take the historical values of the underlying commodity index as an indication of its future performance, and no assurance can be given as to the official settlement price of the underlying commodity index on the valuation date.  Furthermore, in light of current market conditions, the trends reflected in the historical performance of the underlying commodity index may be less likely to indicate the performance of the Trigger PLUS over its life than would otherwise have been the case.  The actual performance of the underlying commodity index over the term of the Trigger PLUS and the amount payable at maturity may bear little relation to the historical levels shown below.

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S&P GSCI™ Crude Oil Index - Excess Return Historical Performance Daily Official Settlement Prices January 1, 2010 to April 30, 2015

S&P GSCITM Crude Oil Index—Excess Return	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter	293.2265	232.6960	245.1058
Second Quarter (through April 30, 2015)	297.3421	253.0357	297.3421

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License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Crude Oil Index–Excess Return, which is owned and published by S&P, in connection with securities, including the Trigger PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The Trigger PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Trigger PLUS.  The Corporations make no representation or warranty, express or implied, to the holders of the Trigger PLUS or any member of the public regarding the advisability of investing in securities generally or in the Trigger PLUS particularly, or the ability of the underlying commodity to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the underlying commodity index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the underlying commodity index which is determined, composed and calculated by S&P without regard to the Licensee or the Trigger PLUS.  S&P has no obligation to take the needs of the Licensee or the owners of the Trigger PLUS into consideration in determining, composing or calculating the underlying commodity index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Trigger PLUS to be issued or in the determination or calculation of the equation by which the Trigger PLUS are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Trigger PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRIGGER PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE UNDERLYING COMMODITY INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Trigger PLUS have not been passed on by the Corporations as to their legality or suitability.  The Trigger PLUS are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE TRIGGER PLUS.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Postponement of maturity date:
If the scheduled valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our

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hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Trigger PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the underlying commodity index or in swaps, futures or options contracts on the commodities that underlie the underlying commodity index.  Such purchase activity could have increased the value of the underlying commodity index on the pricing date, and, therefore, could have increased the trigger level, which is the level at or above which the underlying commodity index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling swaps, futures or options contracts on the commodities that underlie the underlying commodity index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Trigger PLUS.  We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary

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capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Trigger PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a

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profit by selling, structuring and, when applicable, hedging the Trigger PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Prospectus Supplement for PLUS dated November 19, 2014
Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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